Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2010 , relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Builders FirstSource, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
August 23, 2010